Exhibit 99.1
Press Release
For Immediate Release
Contact: Alanna Vitucci
alanna.vitucci@zovio.com
858 668 2586 x11636

Zovio Announces Chris Spohn Executive Vice President of Operations

CHANDLER, Ariz. (April 2, 2020) - Zovio (Nasdaq: ZVO), an education technology services company, has announced that Chris Spohn will join the company in the newly created position of Executive Vice President of Operations, effective April 30, 2020. Spohn will be responsible for providing strategic leadership and direction for student engagement, student success, financial services, and Zovio Employer Services.

"Chris Spohn is a deeply experienced executive who knows the importance of technology and services in today’s higher education sector and is uniquely qualified to serve as the new EVP of Operations," commented Andrew Clark, Founder, President and Chief Executive Officer. “Chris has tremendous operational expertise, which will be an asset to Zovio, helping us to create value for our current and future clients. I am excited to be working with Chris again,” Mr. Clark further stated.

Spohn has over 20 years of leadership and operational experience in the online higher education and technology services industries. He served in executive leadership positions for several technology and education services companies, including Webwise Education and Higher Education Online. Most recently, he served as the president of Rocky Mountain College of Art and Design, where he completed a total re-engineering of all operations related to the university.

Spohn holds a BA in Political Science from Azusa Pacific University.

About Zovio
Zovio (Nasdaq: ZVO) is an education technology services company that partners with higher education institutions and employers to deliver innovative, personalized solutions to help learners and leaders achieve their aspirations. The Zovio network, which includes Fullstack Academy, TutorMe, and Learn@Forbes, leverages its core strengths and applies its technology and capabilities to priority market needs. Using advanced data and analytics, Zovio identifies the most meaningful ways to enhance the learner experience and deliver strong outcomes for higher education institutions, employers, and learners. Zovio's purpose is to help everyone be in a class of their own. For more information, visit www.zovio.com.